UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2024

ACHIEVE LIFE SCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	033-80623	95-4343413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22722 29th Drive SE, Suite 100
Bothell, WA	98021

1040 West Georgia, Suite 1030
Vancouver, B.C., Canada	V6E 4H1
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 210-2217

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	ACHV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On August 20, 2024, the Board of Directors (the “Board”) of Achieve Life Sciences, Inc. (the “Company”) determined that John Bencich will no longer serve as the Company’s Chief Executive Officer, “principal executive officer” or “principal financial officer,” effective as of August 21, 2024 (the “Separation Date”). Mr. Bencich resigned as a director of the Company, also effective as of the Separation Date.

In connection with his separation, the Company and Mr. Bencich entered into a Separation Agreement (the “Separation Agreement”). Subject to Mr. Bencich’s execution of the Separation Agreement, Mr. Bencich will continue to serve as an advisor to the Company until December 31, 2024, during which time his existing equity awards will continue to vest and he will receive compensation for his services at outlined in the Advisor Agreement between the Company and Mr. Bencich (the “Advisor Agreement”). If the Separation Agreement becomes effective pursuant to its terms, Mr. Bencich will receive (i) a lump-sum cash severance payment equivalent to 18 months of his base salary on the Separation Date, (ii) premium payments for continued healthcare coverage for 18 months following the Separation Date, grossed up for applicable taxes, (iii) in lieu of notice of termination, a cash payment equal to 30 days of his base salary, (iv) accelerated vesting of the unvested portion of each time-based option grant awarded to Mr. Bencich that is equal to the number of shares that would have vested over 18 months following the Separation Date and (v) ability to retain his outstanding performance-based restricted stock units until the earlier of their expiration by their existing terms or the achievement of the milestones. In the event that the Company is subject to a Change in Control (as defined in Mr. Bencich’s Amended and Restated Employment Agreement, dated as of September 28, 2020) within three months following the Separation Date, Mr. Bencich will also receive (a) payments for continued healthcare coverage for an additional six months, (b) an additional cash payment equivalent to six months of his base salary on the Separation Date, and (c) a cash payment equal to the sum of 24 months of his average monthly bonus calculated over the 24 months immediately preceding the Separation Date.

The foregoing summary of the Separation Agreement and the Advisor Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Separation Agreement and the Advisor Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2024.

Appointment of Chief Executive Officer

Effective as of August 21, 2024 (the “Appointment Date”), the Company also announced that the Board of Directors of the Company (the “Board”) appointed Richard Stewart as the Company’s Chief Executive Officer, “principal executive officer” and “principal financial officer.”

Mr. Stewart has served as Executive Chairman of the Board since September 2020, and as Chairman of the Board and a director since the consummation of the merger between OncoGenex Pharmaceuticals, Inc. and the Company in August 2017 (the “Merger”). Previously, Mr. Stewart served as Chief Executive Officer from the Merger to September 2020, and was Chairman and a director from the Company’s founding in May 2015 through the Merger. Mr. Stewart is also a founder and has served as a director of Ricanto Limited, a pharmaceutical asset optimization company, since 2009. Mr. Stewart has been Chairman and Chief Executive Officer of Renown Pharma Limited, a central nervous system company focused on Parkinson’s disease, since 2016. Prior to joining the Company, Mr. Stewart was Chairman and Chief Executive Officer of Huxley Pharmaceuticals, Inc., a single purpose central nervous system company, during 2009, prior to Huxley Pharmaceuticals, Inc.’s acquisition by BioMarin Pharmaceutical Inc. Mr. Stewart was Chief Executive Officer of Brabant Pharma Limited, a single purpose central nervous system company, from 2013 to 2014 prior to its acquisition by Zogenix Inc. He was a co-founder and Chief Executive Officer of Amarin Corporation plc, a central nervous system company focused on Parkinson’s disease and Huntington’s disease, from 2000 to 2007. Mr. Stewart was a co-founder and Chief Financial Officer, and later Chief Business Officer, of SkyePharma plc, a drug delivery company specializing in controlled release formulations, and held such positions from 1995 to 1998. Mr. Stewart holds a B.S. in Business Administration from the University of Bath.

In connection with the appointment of Mr. Stewart as Chief Executive Officer, Mr. Stewart will receive (i) an initial annual base salary of $615,000 per year (the “Stewart Base Salary”), (ii) an annual discretionary bonus of up to 50% of the Stewart Base Salary, (iii) a grant of 157,500 performance-based restricted stock units and an option to purchase 67,500 shares of the Company’s common stock and (iv) reimbursement for certain travel and other business expenses incurred in the course of his duties.

Except as described above, there are no arrangements or understandings between Mr. Stewart and any other persons, pursuant to which he was appointed as Chief Executive Officer. No family relationships exist among any of the Company’s directors or executive officers and Mr. Stewart. Mr. Stewart does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Transition of Executive Chairman of the Board

In connection with Mr. Stewart’s appointment as Chief Executive Officer, effective as of the Appointment Date, the Company also announced that Mr. Stewart has stepped down from his position as Executive Chairman and that the Board appointed Thomas B. King as Executive Chairman.

Mr. King has served as a director of the Company since March 2023. Mr. King has served as an independent biotechnology consultant and advisor since August 2016. Mr. King has served on the board of directors of TFF Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company since December 2023, as well as on the boards of directors of other privately held biotechnology companies. Mr. King served on the board of directors of Satsuma Pharmaceuticals, Inc., a biopharmaceutical company, from September 2017 to June 2023, when it was acquired by Shin Nippon Biomedical Laboratories, Ltd. Mr. King served as a member of the board of directors of VIVUS, Inc., a pharmaceutical company, from May 2017 to December 2020, and served as interim Chief Executive Officer from December 2017 to April 2018 and interim President from April 2018 to May 2018. Previously, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Alexza Pharmaceuticals, Inc., a pharmaceutical company, from June 2003 until it was acquired by Grupo Ferrer in August 2016. From October 2015 to August 2016, Mr. King also served as Chief Financial Officer and Chief Accounting Officer of Alexza Pharmaceuticals, Inc. From September 2002 to April 2003, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Cognetix, Inc., a biopharmaceutical development-stage company. From January 1994 to February 2001, Mr. King held various senior executive positions at Anesta Corporation, a pharmaceutical company, including President and Chief Operating Officer from January 1995 to January 1997 and President and Chief Executive Officer from January 1997 to October 2000, when it was acquired by Cephalon, Inc. Mr. King received a B.A. in chemistry from McPherson College and an M.B.A. from the University of Kansas Graduate School of Business.

In connection with the appointment of Mr. King as Executive Chairman, the Board approved the Company’s entry into an employment agreement (the “King Employment Agreement”) with Mr. King, which includes the following terms: (i) an initial annual base salary of $495,000 per year (the “King Base Salary”), (ii) an annual discretionary bonus of up to 50% of the King Base Salary, (iii) an option to purchase up to 195,000 shares of the Company’s common stock (the “Option Award”), with 1/4th of the shares underlying the Option Award vesting and becoming exercisable on the one-year anniversary of the Appointment Date and 1/48th of the shares underlying the Option Award vesting and becoming exercisable on a monthly basis thereafter, and (iv) 455,000 performance-based restricted stock units generally vesting over four years based on performance objectives established by the Board. Additionally, in the event Mr. King experiences a termination of his employment without “cause” or he resigns for “good reason” (each as defined in the King Employment Agreement), provided that he executes and makes effective a release of claims against the Company and its affiliates, he will become entitled to (a) a lump-sum cash payment equal to his then-current base salary for 12 months, (b) premium payments for continued healthcare coverage for up to 12 months, and (c) accelerated vesting of the unvested portion of each equity award awarded to Mr. King that is equal to the number of shares that would have vested over 12 months following such termination date.

The foregoing summary of the King Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the King Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2024.

Except as described above, there are no arrangements or understandings between Mr. King and any other persons, pursuant to which he was appointed as Executive Chairman. No family relationships exist among any of the Company’s directors or executive officers and Mr. King. Mr. King does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

Effective as of the Appointment Date, Mr. King stepped down from his positions as chair and member of the Compensation Committee of the Board (the “Compensation Committee”), member of the Audit Committee of the Board (the “Audit Committee”), and member of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”). Upon such resignations, the Company made the following changes to the membership of its Board committees:

1.

Compensation Committee: Thomas Sellig was appointed to the Compensation Committee to replace Mr. King, including as its chair. Effective as of the Appointment Date, the Compensation Committee is composed of Mr. Sellig (Chair), Bridget Martell, M.A., M.D., and Vaughn B. Himes, Ph.D.

2.

Nominating and Corporate Governance Committee: Dr. Himes was appointed to the Nominating Committee to replace Mr. King. Effective as of the Appointment Date, the Nominating Committee is composed of Dr. Martell (Chair), Stuart Duty, and Dr. Himes.

3.	Audit Committee: Effective as of the Appointment Date, the Audit Committee is composed of Mr. Duty (Chair), Dr. Martell, and Mr. Sellig.

There were no changes to the composition of the Chemistry, Manufacturing and Controls Committee, which is composed of Dr. Himes (Chair), Mr. Stewart and Mr. Sellig.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACHIEVE LIFE SCIENCES, INC.

Date: August 26, 2024	/s/ Richard Stewart
Richard Stewart Chief Executive Officer (Principal Executive and Financial Officer)